Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2015

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS THIRD QUARTER 2015 OPERATING RESULTS

Fairfield, New Jersey, April 30, 2015 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended March 31, 2015 of $3.88 million, or $0.06 per basic and diluted share.

The results represent an increase of $1.71 million compared to net income of $2.17 million, or $0.03 per basic and diluted share, for the prior quarter ended December 31, 2014. The increase in net income between linked quarters reflected increases in net interest income and non-interest income that were partially offset by increases in the provision for loan losses and non-interest expense. These factors contributed to an overall increase in pre-tax net income as compared to the prior quarter. The increase in net income also reflected a decrease in the provision for income taxes reflecting a comparatively lower effective tax rate for the current quarter.

The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

At March 31, 2015, the Company had total assets of $3.71 billion, which included net loans receivable of $1.98 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.31 billion. As of that same date, deposits and borrowings totaled $2.51 billion and $669.6 million, respectively, while stockholders’ equity totaled $495.7 million, or 13.35% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended March 31, 2015 in comparison to those for the quarter ended December 31, 2014. The comparative statement of condition information for June 30, 2014 and the statement of operations information for the three and nine months ended March 31, 2015 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended March 31, 2015 increased by $992,000 to $20.6 million from $19.6 million for the quarter ended December 31, 2014. For those same comparative periods, the Company’s net interest margin increased by 11 basis points to 2.49% from 2.38%.

The increase in net interest income between linked quarters reflected an increase in interest income that was augmented by a decrease in interest expense. The increase in interest income of $957,000 between linked periods was primarily attributable to an $11.1 million increase in the average balance of interest-earning assets to $3.30 billion for the quarter ended March 31, 2015 from $3.29 billion for the quarter ended December 31, 2014. The overall increase in the average balance primarily reflected an increase in the average balances of loans, which increased by $58.6 million, or 3.3%, from the prior quarter. This growth was primarily funded by decreases in the average balance of mortgage-backed securities and other interest-earning assets that were partially offset by an increase in non-mortgage-backed securities during the quarter.

The increase in interest income attributable to the growth in interest-earning assets was augmented by a ten basis point increase in their average yield to 3.25% for the quarter ended March 31, 2015 from 3.15% for the quarter ended December 31, 2014. The net increase in average yield reflected increases in the average yield on mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets while the average yield on loans remained unchanged between linked quarters.

The increase in the average yield on mortgage-backed securities was largely attributable to the receipt of loan prepayment penalties on commercial mortgage-backed securities during the quarter ended March 31, 2015 while the increase in the average yield on other interest-earning assets primarily reflected a decrease in the average balance of comparatively lower yielding interest-earning deposits in other banks for the period. The increase in the average yield on non-mortgage-backed securities reflected normal fluctuations in the yields of certain sectors within that portfolio between periods.

As noted, the increase in interest income between linked quarters was augmented by a decrease in interest expense between the same comparative periods. The decrease in interest expense between linked quarters reflected a decrease in the average cost of interest-bearing liabilities that was partially offset by an increase in their average balance. The average cost of interest-bearing liabilities decreased by one basis point to 0.89% for the quarter ended March 31, 2015 from 0.90% for the quarter ended December 31, 2014. The decrease was primarily due to a one basis point decrease in the average cost of borrowings to 1.66% from 1.67% between comparative periods while the average cost of interest-bearing deposits remained unchanged at 0.70% between comparative periods.

The increase in the average balance of interest-bearing liabilities reflected increases in the average balances of both interest-bearing deposits and borrowings between comparative periods. The average balance of interest-bearing deposits increased by $5.4 million to $2.27 billion for the quarter ended March 31, 2015 from $2.26 billion for the quarter ended December 31, 2014. The increase in the average balance of interest-bearing deposits included increases of $8.8 million and $2.3 million in interest-bearing checking accounts and savings and club accounts, respectively, while the average balance of certificates of deposit decreased by $5.7 million. The average balance of borrowings increased by $497,000 reflecting an increase of $2.1 million in the average balance of FHLB advances that was partially offset by a $1.6 million decrease in the average balance of depositor sweep accounts.

Provision for Loan Losses

The provision for loan losses increased by $29,000 to $1.76 million during the quarter ended March 31, 2015 from $1.73 million for the quarter ended December 31, 2014. The increase in the provision for the quarter ended March 31, 2015 was partly attributable to comparatively greater growth in the non-impaired portion of the loan portfolio during the quarter ended March 31, 2015. The increase in provision also reflected increases in certain environmental loss factors used in the Company’s allowance for loan loss calculations arising from continued growth in the Company’s commercial mortgage loan and business loan portfolios while also reflecting quarterly updates to historical loss factors arising from net charge off activity for the quarter ended March 31, 2015. These increases were partially offset by a decrease in specific losses recognized on nonperforming loans individually reviewed for impairment.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), increased by $1.9 million to $3.6 million for the quarter ended March 31, 2015 from $1.7 million. The increase was partly attributable to the recognition of payouts on life insurance policies totaling $1.4 million included in income from bank-owned life insurance. The increase also reflected a non-recurring adjustment of $370,000 to gain on bargain purchase included in miscellaneous income relating to the acquisition of Atlas Bank on June 30, 2014.

The increase in non-interest income also included an increase in sale gains on SBA loans reflecting an overall increase in related loan origination and sale activity as well as an increase in loan prepayment fees, included in fees and service charges. These increases in non-interest income were partially offset by a decline in electronic banking fees and charges primarily reflecting fluctuations in ATM and debit card transaction volume.

The increases in non-interest income were partially offset by a $510,000 write down of one foreclosed property held in real estate owned to reflect a decline in its fair value based on an updated property appraisal and listing agreement. The property, located in Absecon, New Jersey, had been operated as a hotel until both the property and business were abandoned by the borrower, which resulted in a rapid and severe deterioration of the property’s condition and decline in fair value. The property has been cleaned and secured and is currently listed for sale.

Non-interest Expense

Non-interest expense increased by $872,000 to $17.4 million for the quarter ended March 31, 2015 from $16.5 million for the quarter ended December 31, 2014. Noteworthy increases in non-interest expense were reported in salaries and employee benefits expense, premises occupancy expense and advertising and marketing expense with less noteworthy increases and decreases reflecting normal operating fluctuations reported in other categories of non-interest expense.

The increase in salaries and employee benefit expense between linked quarters partly reflected an increase in employee pension expense arising from adjustments to accrued expenses recorded during the prior quarter resulting from changes to actuarial assumptions relating to the Company’s multi-employer defined benefit pension plan for employees. Such adjustments reduced the required contributions and associated expense to be recognized during the fiscal year ending June 30, 2015. The increase also reflected an increase in health insurance premiums that went into effect in January 2015. Finally, the increase in salaries and employee benefit expense reflected an increase in payroll tax expense reflecting the increase in certain tax obligations, such as those relating to social security and state unemployment and disability insurance benefits, whose collection tends to be skewed toward the earlier portion of the calendar year.

The increase in premises occupancy expense primarily reflected seasonal fluctuations in facility repairs and maintenance and utility expenses with a noteworthy increase in snow removal expense during the quarter ended March 31, 2015 reflecting the adverse weather conditions that challenged the region during the period.

Finally, the increase in non-interest expense also reflected an increase in advertising and marketing expense that was largely attributable to the Bank’s name change and re-branding strategy that was initiated during the quarter ending March 31, 2015.

The variances in other categories of non-interest expense, including equipment and system expense, federal deposit insurance expense, director compensation expense and miscellaneous expense generally represented normal operating fluctuation in those categories between comparative periods.

Provision for Income Taxes

Despite a noteworthy increase in pre-tax net income, the provision for income taxes decreased by $210,000 to $660,000 for the quarter ended March 31, 2015 from $870,000 for the quarter ended December 31, 2014. The increase in pre-tax net income partly reflected non-recurring sources of tax-exempt income during the quarter ended March 31, 2015 including a $1.4 million payout on bank-owned life insurance policies and a $370,000 adjustment to gain on bargain purchase. After adjusting for these and other recurring sources of tax-exempt income, the overall decrease in income tax expense largely reflected the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $24.6 million to $121.0 million at March 31, 2015 from $96.4 million at December 31, 2014. The increase in cash and cash equivalents largely reflected the accumulation of additional short-term liquidity arising from a temporary increase in wholesale funding held in conjunction with Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. Notwithstanding this temporary increase, the Company has generally sought to reduce the opportunity cost of maintaining the level of short-term liquid assets in excess of that needed for liquidity management and contingency funding purposes.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $176.9 million to $1.99 billion at March 31, 2015 from $1.82 billion at December 31, 2014. The overall increase in the loan portfolio during the quarter ended March 31, 2015 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $195.9 million. The increase in commercial loans included the purchase of a loan pool totaling $105.0 million comprising 23 mortgage loans secured by multi-family real estate located in New York City. The increase in commercial loans was partially offset by a decrease in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $15.2 million. For those same comparative periods, the outstanding balance of construction loans decreased $3.1 million while consumer loans decreased $649,000.

The Company is continuing its strategic focus on commercial lending during fiscal 2015. During the first nine months of fiscal 2015, the commercial loan portfolio has increased by $280.6 million, or 26.7%, to $1.33 billion, or 66.8% of total loans, at March 31, 2015. The growth in the portfolio during fiscal 2015 continues to reflect the effects of the Company’s expanding commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.

By contrast, the balance of residential mortgage loans decreased by $29.2 million, or 4.3%, during the first nine months of fiscal 2015 to $651.0 million, or 32.7% of total loans, at March 31, 2015. The decrease in the outstanding balance of the residential mortgage loan portfolio and, more significantly, its ongoing decline as a percentage of total loans, continues to reflect the Company’s decreased strategic focus on residential mortgage lending coupled with the combined effects of a slower pace of refinancing and a continuing low level of demand for “new purchase” mortgages.

At March 31, 2015, the balance of the Company’s non-performing assets totaled $28.0 million, or 0.76% of total assets, and comprised non-performing loans totaling $26.7 million, or 1.34% of total loans, plus five REO properties totaling $1.4 million. By comparison, at December 31, 2014, the balance of the Company’s non-performing assets totaled $26.9 million, or 0.76% of total assets, and comprised non-performing loans totaling $25.0 million, or 1.38% of total loans, plus five REO properties totaling $1.9 million. The increase in non-performing loans during the quarter ended March 31, 2015 reflected a $2.7 million increase in the balance of non-accrual commercial mortgage loans that was partially offset by a net aggregate decrease of $1.0 million in the balance of non-accrual loans within other loan categories.

Non-performing loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of non-performing loans at March 31, 2015 and December 31, 2014 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $41.5 million to $672.6 million at March 31, 2015 from $714.1 million at December 31, 2014. The net decrease in the portfolio partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $46.0 million for the quarter ended March 31, 2015. The effect of security repayments was partially offset by security purchases totaling $2.1 million coupled with a $2.4 million increase in the fair value of the available for sale portion of the portfolio to an unrealized gain of $6.4 million at March 31, 2015 from an unrealized gain of $4.0 million at December 31, 2014. All mortgage-backed securities purchased during the quarter ended March 31, 2015 represented fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.

The aggregate balance of non-mortgage-backed securities increased by $104,000 to $640.5 million at March 31, 2015 from $640.4 million at December 31, 2014. The net increase reflected security purchases totaling $1.5 million which were comprised entirely of municipal obligations. The effect of the security purchases was partially offset by principal repayments, net of premium amortization and discount accretion, totaling $2.6 million as well as a $1.3 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $1.7 million at March 31, 2015 from a net unrealized loss of $3.0 million at December 31, 2014.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $6.0 million to $301.5 million at March 31, 2015 from $295.5 million at December 31, 2014. The net increase in other assets primarily reflected a $4.5 million increase in FHLB stock resulting from additional advances drawn during the quarter ended March 31, 2015, as described below. This increase was partially offset by a net decline in the balance of bank-owned life insurance totaling $303,000. The decrease reflected the repayment in full of the cash surrender value of those policies whose benefits were paid out during the period, partially offset by the quarterly growth in the cash surrender value of the remaining policies owned. The increases and decreases in the remaining categories of other assets generally reflected normal operating fluctuations within their applicable balances.

Deposits

Total deposits increased by $40.2 million to $2.51 billion at March 31, 2015 from $2.46 billion at December 31, 2014. The increase in deposit balances reflected a $9.4 million increase in non-interest-bearing checking accounts coupled with a $30.8 million increase in interest-bearing deposits. The net increase in interest-bearing deposits comprised increases in interest-bearing checking accounts and savings and club accounts totaling $22.4 million and $8.7 million, respectively, which were partially offset by a $287,000 decline in the balance of certificates of deposit.

The balance of interest-bearing checking accounts at March 31, 2015 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances increased by $19.6 million to $249.4 million or 9.9% of total deposits at March 31, 2015 from $229.8 million or 9.3% of total deposits at December 31, 2014. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million. The balance of the Bank’s IND deposits at March 31, 2015 temporarily exceeded the upper end of the targeted range to effectively accommodate the addition of a new broker funding source within the Bank’s IND program. The Bank expects the IND balances to return to the targeted operating range during the quarter ending June 30, 2015.

The overall stability in the balance of certificates of deposit largely reflected the Company’s ongoing efforts to extend the duration of its time deposits for interest rate risk management purposes. Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter while allowing for some controlled outflow of shorter-term accounts during the quarter. The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits increased by $5.7 million to $82.5 million, or 3.3% of total deposits, at March 31, 2015 from $76.7 million, or 3.1% of total deposits, at December 31, 2014.

Borrowings

The Company’s borrowings increased by $106.6 million to $669.6 million at March 31, 2015 from $563.0 million at December 31, 2014. The increase was largely attributable to a $100.0 million short-term FHLB advance drawn during the quarter ended March 31, 2015 to fund the purchase of a pool of multi-family mortgage loans, as described earlier. The Bank expects to repay this short-term advance with a portion of the net proceeds received in conjunction with the Company’s second-step stock offering. The increase in borrowings also reflected a $6.6 million increase in outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased $2.5 million to $495.7 million at March 31, 2015 from $493.2 million at December 31, 2014. The increase in stockholders’ equity partly reflected net income of $3.9 million for the quarter ended March 31, 2015 coupled with a reduction of unearned ESOP shares for plan shares earned during the period. These increases were partially offset by a $1.9 million increase in accumulated other comprehensive loss due primarily to changes in the composition and fair value of the Company’s available for sale securities portfolio and outstanding derivatives.

At March 31, 2015, the Company’s total consolidated equity to assets ratio was 13.35%. As of that same date, the Company’s Tier 1 leverage ratio was 11.33%, its Tier 1 risk-based capital ratio and Common equity tier 1 risk-based ratio were both 18.63% and its Total risk-based capital ratio was 19.29%.

The Bank’s total consolidated equity to assets ratio was 12.72% at March 31, 2015. As of that same date, the Bank’s Tier 1 leverage ratio was 10.65%, its Tier 1 risk-based capital and Common equity tier 1 risk-based ratios were both 17.51% and its Total risk-based capital ratio was 18.18%.

The Company’s and Bank’s capital ratios were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	March 31, 2015	December 31, 2014	June 30, 2014
Selected Balance Sheet Data:
Cash and cash equivalents	$120,956	$96,436	$135,034

Securities available for sale	421,543	420,458	407,898
Securities held to maturity	218,925	219,906	216,414

Non-mortgage-backed securities	640,468	640,364	624,312

Loans receivable	1,992,371	1,814,071	1,741,471
Allowance for loan losses	(14,087)	(12,584)	(12,387)

Net loans receivable	1,978,284	1,801,487	1,729,084

Mortgage-backed securities available for sale	372,617	391,548	437,223
Mortgage-backed securities held to maturity	299,945	322,529	295,658

Mortgage-backed securities	672,562	714,077	732,881

Premises & equipment	39,629	39,584	40,105
Federal Home Loan Bank stock	31,881	27,382	25,990
Goodwill	108,591	108,591	108,591
Bank owned life insurance	89,823	90,126	88,820
Other assets	31,535	29,822	25,192

Total assets	$3,713,729	$3,547,869	$3,510,009

Non-interest bearing deposits	$217,894	$208,457	$224,054
Interest-bearing deposits	2,287,172	2,256,388	2,255,887

Deposits	2,505,066	2,464,845	2,479,941

Federal Home Loan Bank advances	636,434	536,462	481,519
Other borrowings	33,146	26,540	30,738

Borrowings	669,580	563,002	512,257

Other liabilities	43,342	26,788	23,135

Total liabilities	3,217,988	3,054,635	3,015,333

Stockholders’ equity	495,741	493,234	494,676

Total liabilities & stockholders’ equity	$3,713,729	$3,547,869	$3,510,009

Consolidated Capital Ratios:
Equity to assets at period end	13.35%	13.90%	14.09%
Tangible equity to tangible assets at period end (1)	10.72%	11.17%	11.33%

Share Data:
Outstanding shares (in thousands)	67,375	67,375	67,268
Closing price as reported by NASDAQ	$13.58	$13.75	$15.14
Equity per share	$7.36	$7.32	$7.35
Tangible equity per share (1)	$5.74	$5.70	$5.73

Asset Quality Ratios:
Non-performing loans to total loans	1.34%	1.38%	1.45%
Non-performing assets to total assets	0.76%	0.76%	0.77%
Allowance for loan losses to total loans	0.71%	0.69%	0.71%
Allowance for loan losses to non-performing loans	52.85%	50.37%	48.96%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014
Summary of Operations:
Interest income on:
Loans receivable	$19,240	$18,648	$16,892	$56,293	$49,217
Mortgage-backed securities	4,934	4,654	4,987	14,364	16,046
Non-mortgage-backed securities	2,339	2,282	1,768	6,841	5,181
Other interest-earning assets	356	328	309	981	745

Total interest income	26,869	25,912	23,956	78,479	71,189
Interest expense on:
Interest-bearing checking	959	949	935	2,851	2,857
Savings and clubs	199	201	187	605	555
Certificates of deposit	2,795	2,822	2,477	8,315	7,413

Total interest-bearing deposits	3,953	3,972	3,599	11,771	10,825

Federal Home Loan Bank advances	2,315	2,329	1,841	6,934	5,089
Other borrowings	36	38	35	111	123

Total borrowings	2,351	2,367	1,876	7,045	5,212

Total interest expense	6,304	6,339	5,475	18,816	16,037

Net interest income	20,565	19,573	18,481	59,663	55,152
Provision for loan losses	1,761	1,732	880	4,351	2,607

Net interest income after loan loss provision	18,804	17,841	17,601	55,312	52,545

Fees and service charges	826	731	513	2,256	1,834
Gain on sale of securities	0	7	830	7	1,056
Gain (loss) on sale and write down of real estate owned	(510)	5	(71)	(656)	(70)
Gain on sale of loans	82	9	27	91	80
Income from bank-owned life insurance	2,063	654	668	3,369	2,077
Electronic banking fees and charges	218	258	237	760	877
Miscellaneous	447	54	181	597	321

Total non-interest income	3,126	1,718	2,385	6,424	6,175

Salaries and employee benefits	9,817	9,588	9,098	29,481	26,774
Net occupancy expense of premises	2,229	1,795	2,106	5,666	5,375
Equipment and systems	1,954	2,034	3,168	5,918	7,097
Advertising and marketing	423	228	332	799	891
Federal deposit insurance premium	630	607	582	1,826	1,712
Directors’ compensation	164	165	173	525	517
Merger-related expenses	0	0	190	0	190
Miscellaneous	2,175	2,103	1,866	6,468	5,798

Total non-interest expense	17,392	16,520	17,515	50,683	48,354

Income before taxes	4,538	3,039	2,471	11,053	10,366
Provision for income taxes	660	870	685	2,083	3,007

Net income	$3,878	$2,169	$1,786	$8,970	$7,359

Per Share Data:
Net income per share - Basic and diluted	$0.06	$0.03	$0.03	$0.13	$0.11
Weighted average number of common shares outstanding (in thousands):
Basic	67,078	67,042	65,684	67,032	65,797
Diluted	67,092	67,055	65,782	67,146	65,829
Cash dividends per share (1)	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Represents dividends declared per common share.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014
Average Balances:
Loans receivable	$1,846,405	$1,787,799	$1,605,707	$1,794,223	$1,515,108
Mortgage-backed securities	695,278	715,753	769,108	713,797	826,728
Non-mortgage-backed securities	643,098	635,971	542,816	635,670	524,244
Other interest-earning assets	119,597	153,770	132,469	134,941	130,971

Total interest-earning assets	3,304,378	3,293,293	3,050,100	3,278,631	2,997,051
Non-interest-earning assets	270,807	270,491	249,897	270,030	250,521

Total assets	$3,575,185	$3,563,784	$3,299,997	$3,548,661	$3,247,572

Interest-bearing checking	$727,895	$719,143	$728,174	$719,579	$727,763
Savings and clubs	512,745	510,416	476,494	512,737	470,718
Certificates of deposit	1,027,521	1,033,230	979,633	1,028,802	965,806

Total interest-bearing deposits	2,268,161	2,262,789	2,184,301	2,261,118	2,164,287
Federal Home Loan Bank advances	538,667	536,582	402,274	519,550	366,531
Other borrowings	29,048	30,636	28,858	29,775	33,110

Total borrowings	567,715	567,218	431,132	549,325	399,641

Total interest-bearing liabilities	2,835,876	2,830,007	2,615,433	2,810,443	2,563,928
Non-interest-bearing liabilities	228,146	235,606	217,636	236,878	217,445

Total liabilities	3,064,022	3,065,613	2,833,069	3,047,321	2,781,373
Stockholders’ equity	511,163	498,171	466,928	501,340	466,199

Total liabilities and stockholders’ equity	$3,575,185	$3,563,784	$3,299,997	$3,548,661	$3,247,572

Average interest-earning assets to average interest-bearing liabilities	116.52%	116.37%	116.62%	116.66%	116.89%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014
Performance ratios:

Yield on average:
Loans receivable	4.17%	4.17%	4.21%	4.18%	4.33%
Mortgage-backed securities	2.84%	2.60%	2.59%	2.68%	2.59%
Non-mortgage-backed securities	1.45%	1.44%	1.30%	1.44%	1.32%
Other interest-earning assets	1.19%	0.85%	0.93%	0.97%	0.76%

Total interest-earning assets	3.25%	3.15%	3.14%	3.19%	3.17%

Cost of average:
Interest-bearing checking	0.53%	0.53%	0.51%	0.53%	0.52%
Savings and clubs	0.15%	0.16%	0.16%	0.16%	0.16%
Certificates of deposit	1.09%	1.09%	1.01%	1.08%	1.02%

Interest-bearing deposits	0.70%	0.70%	0.66%	0.69%	0.67%
Federal Home Loan Bank advances	1.72%	1.74%	1.83%	1.78%	1.85%
Other borrowings	0.49%	0.50%	0.48%	0.50%	0.49%

Total borrowings	1.66%	1.67%	1.74%	1.71%	1.74%

Total interest-bearing liabilities	0.89%	0.90%	0.84%	0.89%	0.83%

Net interest rate spread (1)	2.36%	2.25%	2.30%	2.30%	2.34%
Net interest margin (2)	2.49%	2.38%	2.42%	2.43%	2.45%

Non-interest income to average assets	0.35%	0.19%	0.29%	0.24%	0.25%
Non-interest expense to average assets	1.95%	1.85%	2.12%	1.90%	1.99%

Efficiency ratio	73.41%	77.59%	83.94%	76.69%	78.85%

Return on average assets	0.43%	0.24%	0.22%	0.34%	0.30%
Return on average equity	3.03%	1.74%	1.53%	2.39%	2.10%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.